                FOR RELEASE: NEW HARTFORD, NY, April 12, 2018
             CONTACT:     Christopher R. Byrnes (315) 738-0600 ext. 6226
cbyrnes@partech.com, www.partech.com

PAR TECHNOLOGY CORPORATION
APPOINTS SAVNEET SINGH TO BOARD OF DIRECTORS

New Hartford, NY- April 12, 2018 -- PAR Technology Corporation (NYSE: PAR) (the “Company”) today announced that Savneet Singh has been appointed to the Company’s Board of Directors (“Board”), effective April 20, 2018. Mr. Singh’s appointment is the result of the Board’s Nominating and Corporate Governance Committee’s deliberative process and review of director candidates.
In 2017, Mr. Singh co-founded Tera Holdings, a holding company of niche software businesses; he currently serves as its Managing Partner. Mr. Singh is also a partner and a director of CoVenture, LLC, a venture capital firm.
In 2009, Mr. Singh founded Gold Bullion International, LLC (GBI), an electronic platform that allows investors to buy, trade and store physical precious metals, and from 2009 – 2017 he served as GBI’s president, its chief operating officer, and its chief executive officer during his tenure. In 2018, Mr. Singh joined the board of directors of Blockchain Power Trust (TSXV: BPWR.UN; TEP.DB); he also serves on the boards of directors of Produce Pay, Inc. and EcoLogic Solutions, Inc.
“We are pleased to welcome Savneet to PAR’s board of directors," said Dr. Donald H. Foley, PAR Technology’s President & CEO. "Savneet brings a unique strategic perspective to our Board as PAR continues its transition to a software solutions company. His experience in scaling and investing in software companies will add immediate value to PAR and will complement our leadership team. We look forward to Savneet’s high energy, enthusiasm, and contributions in the future.”
ABOUT PAR TECHNOLOGY
PAR Technology Corporation's stock is traded on the New York Stock Exchange under the symbol “PAR”. PAR’s Restaurant / Retail segment has been a leading provider of restaurant and retail technology for more than 35 years. PAR offers management technology solutions for the full spectrum of restaurant operations, from large chain and independent table service restaurants to international quick service chains. Products from PAR also can be found in retailers, cinemas, cruise lines, stadiums, and food service companies. PAR’s Government segment is a leader in providing computer-based system design, engineering and technical services to the Department of Defense and various federal agencies. For more information, visit https://www.partech.com/ or connect with PAR on Facebook and Twitter.

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